Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MASTEC INC.
Pursuant to Sections 607.1002 and 607.1007 of the Florida Business Corporation Act (the “FBCA”), MasTec, Inc., a Florida corporation (the “Corporation”), hereby certifies that:
FIRST: The Corporation is named MasTec, Inc. and was originally incorporated in the State of Florida on April 8, 1998 under the name MasTec Reincorporation, Inc., and these Amended and Restated Articled of Incorporation shall amend, restate and supercede in their entirety any and all prior Articles of Incorporation, as amended, including, without limitation, any Articles of Amendment, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.
SECOND: These Amended and Restated Articles of Incorporation were adopted and approved on November 14, 2005 by the Corporation’s directors. These Amended and Restated Articles of Incorporation contain amendments that do not require shareholder approval.
ARTICLE I — NAME AND ADDRESS
     The name of the Corporation is MasTec Inc. The address of the principal office and the mailing address of this Corporation is 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.
ARTICLE II — PURPOSE
     This Corporation is organized for the purpose of transacting any and all lawful business for corporations organized under the FBCA.
ARTICLE III — CAPITAL STOCK
     The aggregate number of shares which this Corporation shall have authority to issue is one hundred five million (105,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”); and (b) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The Board of Directors is authorized to issue shares of Preferred Stock in one or more series by adoption of amendments to these Articles of Incorporation, which may be effected without shareholder approval, setting forth the number of shares to be included in each such series and the designation, preferences, limitations and relative rights of the shares of each such series.
ARTICLE IV — REGISTERED OFFICE AND AGENT
     The street address of the registered office of this Corporation and the name of the registered agent of this Corporation at such office are:

Name	Address
Corporation Services Company	1201 Hays Street
Tallahassee, Florida 32301-2607
ARTICLE V — SPECIAL MEETINGS OF SHAREHOLDERS
     The shareholders of this Corporation may only call a special meeting of shareholders if the holders of at least 25% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to this Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
ARTICLE VI — APPROVAL OF MERGERS, CONSOLIDATIONS AND CERTAIN OTHER CORPORATE TRANSACTIONS
     6.1 Requisite Vote. Except as hereinafter set forth, the affirmative vote or consent of the holders of 80% of all shares of capital stock of the Corporation entitled to vote generally at an election of directors, considered for the purposes of this Article VI as one class, shall be required (i) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, or (ii) to authorize any sale or lease of all or any substantial part of the property and assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any property and assets (except property and assets having an aggregate fair market value of less than $1,000,000) of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of capital stock of the Corporation entitled to vote generally in elections of directors considered for the purposes of this Article VI as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the capital stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.
     6.2 Beneficial Ownership. For the purposes of this Article VI, (i) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (x) which it has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above), by any other corporation, person, or entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and (ii) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (x) and (y) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

     6.3 Determination of the Board. The Board of Directors shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to the Corporation, whether (i) such other corporation, person or other entity beneficially owns more than 10% of the outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, (ii) a corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, (iii) the property and assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000 and (iv) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for the purposes of this Article VI.
     6.4 Application of Section. The provisions of this Article VI shall not be applicable to (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the property and assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any property and assets of, any corporation if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation shall have become a holder of more than 10% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors or (ii) any merger or consolidation of the Corporation with, or any sale or lease to the Corporation or any subsidiary thereof of any of the property and assets of any corporation of which a majority of the outstanding shares of all classes of capital stock entitled to vote generally in elections of directors is owned of record or beneficially by the Corporation and/or any one or more of its subsidiaries.
ARTICLE VII — INDEMNIFICATION
     This Corporation shall indemnify any director, or any former director of this Corporation, to the fullest extent permitted by law.
ARTICLE VIII — AFFILIATED TRANSACTIONS
     For purposes of Section 607.0901 of the Florida Business Corporation Act pursuant to Section 607.0901(1)(h) thereof, the term “disinterested director” shall mean any member of the Board of Directors of the Corporation who was a member of the Board of Directors of MasTec, Inc., a Delaware corporation, immediately prior to the date these Articles of Incorporation are first filed with the Department of State of the State of Florida (other than any member of the Board who is the holder of 10% or more of the outstanding Common Stock of the Corporation) and any member of the Board of Directors of this Corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the Board.
ARTICLE IX — REMOVAL OF DIRECTORS
     At a meeting of shareholders, any director or the entire Board of Directors may be removed, solely with cause and provided the notice of the meeting states that one of the purposes of the meeting is the removal of the director. A director may be removed only if the number of votes cast to remove him constitutes at least a majority of the voting power of all of the shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Article IX, “cause” shall mean the failure of a director to substantially perform such director’s duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct injurious to the Corporation.
ARTICLE X — BYLAWS
     The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class; provided, however, that any proposal to amend, alter, change or repeal the provisions of Section 1 of Article II of the Bylaws of the Corporation shall require the affirmative vote of the holders of at least 80% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XI — AMENDMENT OF ARTICLES OF INCORPORATION
     The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation in any manner permitted by law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any proposal to amend, alter, change or repeal the provisions of Article VI, Article IX and this Article XI shall require the affirmative vote of the holders of at least 80% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     IN WITNESS WHEREOF, the undersigned has executed these Restated and Amended Articles of Incorporation on ___, 2005.

/s/
Name:
Title:

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